Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Michael Glickman	Chuck Piluso
Alliance Advisors	Data Storage Corporation
(917) 596-1883	212) 564-4922 x102
mglickman@allianceadvisors.net	ir@datastoragecorp.com

Data Storage Corporation Announces its Expansion into Message Archiving and Analytics with Message Logic Asset Acquisition

Acquisition Adds Intelligent Messaging Archiving and Analytics as a Hosted Software as a Service or Dell OEM Hardware Appliance Solution for Message Archiving to the Company’s Data Management and Protection Offerings

Garden City, N.Y. – November 6, 2012 – Data Storage Corporation (DTST:OB), a long-standing leader in cloud storage and cloud computing for over 10 years focusing IaaS and SaaS providing data protection and business continuity solutions, today announced that it has acquired the assets of Message Logic, Inc. of Bedford, MA. The deal is comprised of cash and restricted common stock and is subject to customary closing conditions including due diligence. Additional details of the transaction were not disclosed.

Message Logic software technology powers a line of intelligent messaging archiving solutions designed to help companies around the globe manage their vast amount of electronic content including email and instant messages. Through advanced analytic technology, the Message Logic software allows customers to manage and store electronic content while maintaining compliance with the regulatory policies of the SEC, FINRA, FASB and HIPPA as well as with federal regulations such as the Freedom of Information ACT, PCI compliance and Sarbanes-Oxley.

“As a leading provider of data management and protection services, we have long recognized that the management and storage of electronic communications at organizations in highly regulated industries has become increasingly difficult and complex. Not only do these organizations need to contain the vast amounts of information created each day, they need intelligent solutions that allow them to monitor, analyze and categorize this material to ensure they are in compliance with key regulatory requirements,” said Chuck Piluso, chairman and CEO at Data Storage Corporation. “Message Logic’s intelligent Messaging Archiving technology greatly expands our capability to deliver full-scale data management and protection solutions tailor-made for the unique challenge facing enterprises in financial services, government, healthcare and education.”

Press Release

Message Logic’s advanced archiving and monitoring products; MLArchiver hardware appliance and MLArchiverVM VMware software or Software as a Service (“SaaS”) hosted solution, intelligently processes email, instant messaging and Bloomberg message content utilizing the company’s proprietary analytic technology which has more than 80 standard and customer defined analytic categories based upon any number of characteristics and parameters. The software technology provides corporate policy management, real-time alerts, scheduled reporting and a full set of legal discovery (eDiscovery), supervision and compliance tools.

“Organizations and businesses today are facing a virtual tidal wave of electronic data and communications and most are mandated by law to not only know what is in those communications but be able to retrieve it in response to regulatory inquiries,” commented Stephen Catanzano, president of Message Logic. “Our MLArchiver technology is the perfect solution for any organization which needs to maintain emails as corporate records, respond to regulatory or legal discovery requests, enforce corporate policies with real-time analytics or meet the myriad of compliance regulations. MLArchiver is an ideal solution for Data Storage Corporation’s many healthcare, financial services, government and educational customers. We look forward to quickly integrating our software technology into Data Storage Corporation’s solutions, bringing new capabilities to new and existing customers.”

About Message Logic
Message Logic is a VMware technology alliance partner, DELL OEM Partner and a DELL Certified Business Partner. Products include MLArchiver hardware appliance, MLArchiverVM VMwareReady software appliance and the MLArchiverSP licensing program for service providers. These products are available through a network of distributors and resellers including Dell, Synnex Corporation, Life Boat Distribution and Software House International. For more information on Message Logic’s Intelligent Message Archiving and Analytics technology, please visit http://messagelogic.net/.

About Data Storage Corporation
Data Storage Corporation provides cloud storage and cloud computing services focused on data protection, disaster recovery and business continuity solutions that assist organizations to protect their data, minimize downtime, ensure regulatory compliance and provide quick system recovery and restoration. Serving the rapidly emerging business continuity market which is expected to grow to over $39 billion over the next few years, Data Storage Corporation’s clients save time and money, gain more control and better access to data and enable the highest level of security for that data. The company’s solutions include: data backup and storage, replication; high availability data replication services; email archive and compliance solutions for e-discovery; continuous data protection; data de-duplication; virtualized system recovery; and telecom recovery services. Headquartered in Garden City, N.Y., Data Storage Corporation offers its solutions and services to healthcare, banking and finance, distribution services, manufacturing, construction, education, and government industries. For more information, visit www.datastoragecorp.com. Follow Data Storage Corporation on Twitter at: https://twitter.com/DataStorageCorp.

Press Release

Cautionary Statement on Risks Associated with Data Storage Corporation - Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by Data Storage Corporation that are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "intend," "plan," "estimate," "may," "should," "could," and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. Data Storage Corporation undertakes no obligation to update or revise any forward-looking statement except as required by law. Data Storage Corporation advises investors that it discusses risk factors and uncertainties that could cause Data Storage Corporation's actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission ("SEC"). Data Storage Corporation's SEC filings can be accessed through the SEC's EDGAR Database at www.sec.gov (Data Storage Corporation has EDGAR CIK No. 0001419951).

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